[FORM PSU – ANNUAL (EMPLOYEE)]

Exhibit 10.7.4
CARE CAPITAL PROPERTIES, INC.
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made and entered into as of the ____ day of __________, 20__ by and between CARE CAPITAL PROPERTIES, INC., a Delaware corporation (the “Company”), and ___________, an employee of the Company (“Employee”), pursuant to the Company’s 2015 Incentive Plan (the “Plan”) (capitalized terms not defined herein shall have the meaning ascribed to them in the Plan).
AGREEMENT:
The parties agree as follows:
1.    Issuance of RSUs. The Company hereby grants to Employee a target number of Restricted Stock Units in respect of ______ Shares (“RSUs”) (such number of RSUs being the “Target Amount”) under the Plan.
2.    Vesting of RSUs. If Employee has not previously forfeited any of the RSUs, the RSUs shall vest and become non-forfeitable on the date (the “Vesting Date”), and in accordance with the performance measures, goals and methodology, set forth on Schedule I.
3.    Termination of Employment. If Employee’s employment by the Company and its Affiliates is terminated prior to the Vesting Date for any reason other than as set forth in the next sentence, all RSUs which do not vest as of such termination by application of this Section 3 shall be forfeited as of such termination without additional consideration, and Employee shall have no further rights with respect thereto. Notwithstanding the foregoing: (a) if Employee’s employment is terminated due to Employee’s death, Disability or retirement in accordance with the terms of the Company’s retirement or pension plans (“Retirement”), the Target Amount shall vest as of such termination; (b) if a Change in Control occurs and within one year after the date of the occurrence of such Change in Control Employee’s employment is terminated by the Company for any reason other than Cause (excluding Employee’s death, Disability or Retirement, which shall be governed by clause (a) above) or by Employee for Good Reason (as defined in the [Employment][Employee Protection and Noncompetition] Agreement, dated August 17, 2015, between the Company and Employee), the RSUs shall vest as of such termination at the greater of (i) the Target Amount or (ii) the actual level of performance under Schedule I, determined as if the performance period had ended as of the last trading day immediately preceding the Change in Control, using the price per share received by the Company’s stockholders in the Change in Control; and (c) if Employee’s employment is terminated by the Company for any reason other than Cause (excluding Employee’s death, Disability or Retirement, which shall be governed by clause (a) above) or by Employee for Good Reason (as defined in Employee’s employment agreement or employee protection and noncompetition agreement, as the case may be) (other than within one year after the occurrence of a Change in Control), the Target Amount, prorated for the number of days in the year of the termination of employment during which Employee was employed by the Company, shall vest as of such termination.
4.    Settlement of RSUs. Vested RSUs shall be settled in Shares as soon as reasonably practicable following the date that the RSUs become vested pursuant to Section 2 or Section 3 of this Agreement, but in any event on or prior to March 15th of the calendar year following the calendar year in which the RSUs become vested.
5.    Tax Withholding. Employee hereby acknowledges that the Company will be obligated to withhold taxes for amounts whenever includable in Employee’s income and hereby agrees to make whatever arrangements are necessary to enable the Company to withhold as required by law, including without limitation the right to deduct from payments of any kind otherwise due to Employee. Employee shall have the right to elect to satisfy, in whole or in part, Employee’s tax withholding obligations by having the Company withhold Shares otherwise deliverable to Employee.
6.    Dividend Equivalents. On each ordinary dividend or other distribution date with respect to Shares, an amount equal to the ordinary cash dividends or the fair market value of property other than Shares that would have been paid or distributed on a number of Shares equal to the maximum number of RSUs that can vest pursuant to this Agreement as of the close of business on the record date for such ordinary dividend or distribution shall, subject to Section 4.3 of the Plan, be credited to Employee. Subject to Section 4.3 of the Plan, if any ordinary dividend or distribution with respect to Shares is payable in Shares, Employee shall be credited with an additional number of Restricted Stock Units equal to the product of the maximum number of RSUs that can vest pursuant to this Agreement as the record date for such ordinary dividend or distribution multiplied by the number of Shares (including fractions thereof) distributable as an ordinary dividend or distribution on a Share. Restricted Stock Units that are credited to Employee pursuant to the immediately preceding sentence shall be subject to the same restrictions as the RSUs. Upon vesting of RSUs pursuant to Section 2 or Section 3 of this Agreement, the dividend equivalents credited to Employee hereunder shall vest and be distributed to Employee (or, in the event of Employee’s death, his or her estate), in the same form that the ordinary dividend or distribution was paid with respect to Shares, concurrently with the settlement of the vested RSUs, subject to Section 5.
To the extent that the maximum number of RSUs that can vest pursuant to this Agreement are not, in fact, vested in accordance with Schedule I, then the dividend equivalents credited to Employee with respect to those unvested RSUs shall be canceled, and Employee shall cease to have any right or entitlement to receive those canceled dividend equivalents. Moreover, if Employee’s employment by the Company and its Affiliates is terminated without vesting in one or more RSUs (including any RSUs which do not vest as of such termination by application of Section 3), then the dividend equivalents credited to Employee with respect to those unvested RSUs shall be canceled, and Employee shall cease to have any right or entitlement to receive those canceled dividend equivalents.

7.    No Rights as Stockholder. Except as set forth in Section 6, Employee shall have no voting or other rights as a stockholder of the Company with respect to any RSUs. Upon the issuance of Shares in connection with the settlement of vested RSUs pursuant to Section 4 of this Agreement, Employee (or, in the event of Employee’s death, his or her estate) shall have full voting and other rights as a stockholder of the Company with respect to such Shares.
8.    Independent Tax Advice. Employee acknowledges that determining the actual tax consequences to Employee of receiving RSUs or Shares upon the settlement of RSUs, or disposing of RSUs or Shares in respect of RSUs may be complicated. These tax consequences will depend, in part, on Employee’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. Employee is aware that Employee should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to Employee of receiving or disposing of RSUs or Shares in respect of RSUs. Prior to executing this Agreement, Employee either has consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the RSUs and Shares in respect of RSUs in light of Employee’s specific situation or has had the opportunity to consult with such a tax advisor but chose not to do so.
9.    Restriction on Transfer of RSUs. Neither the RSUs nor any right hereunder shall be Transferable except by bequest or the laws of descent and distribution. For the purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.
10.    Agreement Does Not Grant Employment Rights. The granting of RSUs or their settlement in Shares shall not be construed as granting to Employee any right to employment by the Company. The right of the Company to terminate Employee’s employment at any time, for any reason, with or without cause, is specifically reserved.
11.    General Provisions.
(a)    Incorporation of Plan. Except as specifically provided herein, this Agreement is and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Employee acknowledges receiving prior to the execution hereof and the terms of which are incorporated by reference.
(b)    Recoupment of Awards. All RSUs, including RSUs that have vested in accordance with Section 2 or Section 3 of this Agreement, and all Shares issued in connection with the settlement of vested RSUs shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
(c)    Captions. The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.

(d)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
(e)    Defined Terms. All capitalized terms not defined herein shall have the same meanings set forth in the Plan, unless a different meaning is plainly required by the context.
(f)    Section 409A. To the extent Section 409A of the Code is applicable to any RSUs, it is intended that such RSUs comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement to help RSUs qualify for exemption from or compliance with Section 409A of the Code; provided, however, that the Company makes no representation that RSUs under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to comply with Section 409A of the Code or to preclude Section 409A of the Code from applying to any RSUs. Employee understands that Section 409A of the Code is complex, that any additional taxes and other liabilities under Section 409A of the Code are Employee’s responsibility and that the Company encourages Employee to consult a tax advisor regarding the potential impact of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

CARE CAPITAL PROPERTIES, INC.

By:	Name: Title:

[NAME]

SCHEDULE I

Up to 200% of the Target Amount (the “Maximum Amount”) will vest and be settled based upon the extent, if any, to which the performance metric has been achieved. The performance metric is the Company’s total shareholder return (“TSR”) relative to the equally weighted TSRs of the individual companies included in the SNL US REIT Healthcare Index (but excluding Global Healthcare REIT Inc.) (each, a “Comparator Company”) over the Performance Period. For purposes hereof, the “Performance Period” is the three-year period beginning on January 1, 2016 (“Start Date”) and ending on December 31, 2018 (“End Date”).
For purposes of determining TSR:

•
the beginning stock price (“Beginning Price”) shall be the average closing price of the Company’s or the Comparator Company’s (as applicable) common stock on the New York Stock Exchange or other primary stock exchange on which it is traded over the 20-trading day period beginning on the Start Date; and

•
the ending stock price (“Ending Price”) shall be the average closing price of the Company’s or the Comparator Company’s (as applicable) common stock on the New York Stock Exchange or other primary stock exchange on which it is traded over the 20-trading day period ending on the End Date.

The Company will calculate TSR for the Company and each Comparator Company using the following formula:
TSR = (Ending Price – Beginning Price + Dividends Reinvested*) / Beginning Price
*where Dividends Reinvested equals the aggregate amount of the Company’s or Comparator Company’s (as applicable) dividends reinvested as of each ex-dividend date during the Performance Period.
The Company will then determine the Company’s relative TSR percentile rank using the following formula:
Percentile = n – r / n – 1
(where n = the number of companies being compared (including the Company); and r = the Company’s rank among the companies being compared)
The RSUs will vest and become non-forfeitable based on the Company’s relative TSR percentile rank in accordance with the table below:

Relative TSR Percentile Rank	Vesting
80th Percentile or Higher	Maximum Amount (200% of Target Amount)
Between Median and 80th Percentile	Target Amount + 3.34% of Target Amount for every point of percentile rank above Median
Median	Target Amount
Between 25th Percentile and Median	Target Amount – 2% of Target Amount for every point of percentile rank below Median
25th Percentile	Threshold Amount (50% of Target Amount)
Below 25th Percentile	None

The number of RSUs that vest for performance between the 25th Percentile and Median and between Median and the 80th Percentile shall interpolated on a straight-line basis as set forth in the table above.
Notwithstanding the foregoing, if the Company’s TSR over the Performance Period is a negative number, no more than the Target Amount shall vest.
General Rules
The Company’s and each Comparator Company’s Ending Price shall be automatically adjusted to account for any stock split or similar change in capitalization effected without receipt of consideration, including a spin-off, in the same manner as set forth in Section 4.3 of the Plan. Any Comparator Company that was included in the SNL US REIT Healthcare Index as of the Start Date but is no longer included in such index as of the End Date shall not be used to determine relative TSR. If a Comparator Company was added to the SNL US REIT Healthcare Index after the Start Date, such Comparator Company’s average closing price for the 20 trading days (or such shorter period during which such Comparator Company’s stock was traded) prior to joining such index shall be used as its Beginning Price.
For purposes of determining the number of RSUs that vest hereunder, all fractional percentiles and unit numbers below .5 shall be rounded down to the nearest whole percentile or number, respectively, and all fractional percentile ranks and unit numbers of .5 or greater shall be rounded up to the nearest whole percentile or number, respectively.
Subject to the conditions and limitations set forth herein, the RSUs shall vest on the date in the first calendar quarter of 2018 (not later than March 15, 2018) that the Committee determines in good faith and certifies the extent to which the applicable performance metric has been achieved.
Comparator Companies as of the Start Date

CareTrust REIT, Inc.
Community Healthcare Trust Incorporated
HCP, Inc.
Healthcare Realty Trust Incorporated
Healthcare Trust of America, Inc.
LTC Properties, Inc.
Medical Properties Trust, Inc.
National Health Investors, Inc.
New Senior Investment Group Inc.
Omega Healthcare Investors, Inc.
Physicians Realty Trust
Sabra Health Care REIT, Inc.
Senior Housing Properties Trust
Universal Health Realty Income Trust
Ventas, Inc.
Welltower Inc.